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                                                                    EXHIBIT 99.1




                                                           FOR IMMEDIATE RELEASE



        BERKSHIRE HILLS BANCORP INC. ELECTS MICHAEL P. DALY PRESIDENT AND
                     CEO; JAMES A. CUNNINGHAM, JR. RESIGNS;
                LAWRENCE A. BOSSIDY ELECTED TO BOARD OF DIRECTORS



PITTSFIELD, MA - October 17, 2002 - Berkshire Hills Bancorp, Inc. (the "Company"), (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), today announced that Michael P. Daly, who currently is Executive Vice President, was elected President, Chief Executive Officer and Director of the Company and the Bank. James A. Cunningham, Jr., President, CEO and Director of the Company and the Bank announced his resignation effective immediately. Lawrence A. Bossidy, retired Chairman and CEO of Honeywell International, Inc., was elected as the Non-Executive Chairman of the Board of Directors. Robert A. Wells will continue as Chairman of the Company and the Bank and remain involved in the Company's management and helping to facilitate the transition.

Michael P. Daly began his banking career with Bank of Boston and joined Berkshire County Savings Bank in 1986 as a commercial lender. He most recently served as Executive Vice President and Chief Lending Officer at Berkshire Bank with responsibilities within the business banking, operations, and commercial / retail lending areas. Mr. Daly expressed enthusiasm for the future of the Company and for maintaining the high quality of leadership that has become a tradition at Berkshire Bank.

Michael P. Daly received his Bachelor of Science from Westfield State College and a Master of Business Administration from Columbia University School of Business. Mr. Daly has served on the boards of Downtown Pittsfield, Inc. as Co-Chairman of its Development Committee and the Chamber of Commerce of the Berkshires on its Economic Development Committee. He has also served as Chairman of the Berkshire County Cystic Fibrosis Foundation for many years. He is a past director of Robert Morris Associates, past Chairman of the Lanesboro Conservation Committee and member of the Finance Committee for the Town of Lanesboro. A life-long resident of Berkshire County, Mike and his wife Carol, live in Lanesboro with their two daughters.

James A. Cunningham, Jr. joined the Bank in 1997 when Berkshire County Savings Bank merged with Great Barrington Savings Bank, where he had served as President and Chief Executive Officer since 1991. "I am pleased with what I have been able to contribute to the Bank. After 29 years in banking, I am looking forward to being able to spend more time with my family and on my personal interests," Mr. Cunningham stated.


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In  connection  with  the  resolution  of the  Company's  obligation  under  his employment agreement, Mr. Cunningham and the Company have entered into a severance agreement which is expected to result in a one-time after tax charge to earnings of approximately $2.4 million in the fourth quarter and will obligate Mr. Cunningham to certain non-competition and other obligations.

Also, elected to the Board of Directors today, Lawrence A. Bossidy will hold the title of Non-Executive Chairman of the Company. In that position he will act in an advisory capacity to the Company. "I am looking forward to my association with the Company and the Bank and to make a contribution to the Board especially during these executive changes," stated Bossidy.

"I am very pleased to welcome Larry Bossidy to our Board. His corporate governance and business skills brings oversight and management strength to our
Board," added Wells. Mr. Bossidy, a native of Pittsfield, is the retired Chairman of the Board and CEO of Honeywell International, Inc., a global $23-billion advanced technology, controls and manufacturing company. His distinguished business career began with the General Electric Company in 1957, where he rose through the ranks to Vice Chairman and Executive Officer. Mr. Bossidy left GE in 1991 to join AlliedSignal Inc. as its Chairman and CEO. He is credited with transforming AlliedSignal into one of the world's most admired companies. In 1999, Mr. Bossidy became Chairman of Honeywell International Inc., following the historic merger of AlliedSignal and Honeywell. He retired in April of 2000 only to be brought back in July 2001 to stabilize the company following GE's prolonged and unsuccessful attempt to acquire Honeywell.

Berkshire Hills Bancorp, Inc., (AMEX: BHL) is the holding company for Berkshire Bank established in 1846. Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with 11 full service offices serving communities throughout Berkshire County. The Bank is committed to continuing to operate as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to customers.

STATEMENTS CONTAINED IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LEGISLATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, WHICH INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DISCUSSED IN DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.

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News Contact: Robert A. Wells   413-236-3190